Exhibit 99.1

FOR IMMEDIATE RELEASE

PACKAGING CORPORATION OF AMERICA REPORTS RECORD SECOND QUARTER 2007 RESULTS

Lake Forest, IL July 18, 2007 — Packaging Corporation of America (NYSE: PKG) today reported record second quarter 2007 net income of $46 million, or $0.44 per share, compared to second quarter 2006 net income of $32 million, or $0.31 per share, and first quarter 2007 net income of $31 million, or $0.30 per share.  Record second quarter net sales of $586 million were also reported, up 6.3% compared to $551 million in the second quarter of 2006.

Net income for the first six months of 2007 was $77 million, or $0.74 per share, compared to $43 million, or $0.41 per share in 2006.  Net sales for the first six months of 2007 were $1.14 billion compared to $1.06 billion in the first six months of 2006.

The $0.13 per share increase in earnings, compared to the second quarter of 2006, was driven primarily by higher pricing, mix and volume of $0.15 per share, and lower mill maintenance outage costs of $0.02 per share.  This improvement was partially offset by higher recycled fiber and labor and benefits costs, which together totaled $0.05 per share.

PCA’s containerboard production was 615,000 tons, up 24,000 tons from last year’s second quarter.  Outside sales of containerboard were also up about 23,000 tons compared to last year’s second quarter, and corrugated products volume essentially equaled last year’s record shipments per workday.  Containerboard inventories ended the quarter down about 11,000 tons compared to first quarter 2007 ending levels, and were down about 13,000 tons compared to year-end levels.

Commenting on second quarter results, Paul T. Stecko, Chairman and CEO of PCA, said, “We performed exceptionally well the entire quarter and exceeded our earnings expectations significantly.  Our corrugated products volume continued to strengthen, and shipments were up 5.5% over the first quarter.  Outside sales of containerboard also remained strong, both domestically and in the export market, up 11% and 38%, respectively, over last year.  Finally, our containerboard inventories declined significantly even with record mill production.”

“Looking forward”, Mr. Stecko added, “our containerboard production should be slightly higher in the third quarter since no annual maintenance outages are scheduled.  Higher transportation and recycled fiber costs should be partially offset by seasonally lower energy costs.  Considering all of these items, we expect third quarter earnings of about $0.45 per share.”

PCA is the sixth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.2 billion in 2006. PCA operates four paper mills and 68 corrugated product plants in 26 states across the country.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS:  (877) 454-2509

PCA’s Website: www.packagingcorp.com

Conference Call Information:

WHAT:	Packaging Corporation of America 2nd Quarter 2007 Earnings Conference Call

WHEN:	Thursday, July 19, 2007
10:00 a.m. Eastern Time

NUMBER:	(866) 814-8399 (U.S. and Canada) and (703) 639-1366 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Paul Stecko

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	July 19, 2007 1:00 p.m. Eastern Time through
August 3, 2007 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) and (703) 925-2533 (International)
Passcode: 1111576

Some of the statements in this press release are forward-looking statements.  Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy.  Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements.  These forward-looking statements are based on the current expectations of PCA.  Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially.  Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A.  Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Three Months Ended June 30,
(in millions, except per share data)	2007	2006

Net sales	$585.6	$551.1
Cost of sales	(445.5)	(439.2)

Gross profit	140.1	111.9
Selling and administrative expenses	(42.8)	(39.5)
Other expense, net	(2.3)	(2.5)
Corporate overhead	(14.8)	(12.4)

Income before interest and taxes	80.2	57.5
Interest expense, net	(6.9)	(8.2)

Income before taxes	73.3	49.3
Provision for income taxes	(27.1)	(17.2)
Net income	$46.2	$32.1

Earnings per share:
Basic	$0.44	$0.31
Diluted	$0.44	$0.31
Basic common shares outstanding	104.6	103.4
Diluted common shares outstanding	105.5	104.3
Supplemental financial information:
Capital spending	$21.1	$23.2
Long term debt	687.1	695.7
Cash balance	208.1	94.1

Packaging Corporation of America

Consolidated Earnings Results

Unaudited

	Six Months Ended June 30,
(in millions, except per share data)	2007	2006

Net sales	$1,144.8	$1,059.0
Cost of sales	(891.7)	(870.5)

Gross profit	253.1	188.5
Selling and administrative expenses	(84.8)	(77.2)
Other expense, net	(3.8)	(4.7)
Corporate overhead	(27.6)	(23.5)

Income before interest and taxes	136.9	83.1
Interest expense, net	(14.1)	(16.3)

Income before taxes	122.8	66.8
Provision for income taxes	(45.4)	(23.8)
Net income	$77.4	$43.0

Earnings per share:
Basic	$0.74	$0.42
Diluted	$0.74	$0.41
Basic common shares outstanding	104.4	103.4
Diluted common shares outstanding	105.3	104.3
Supplemental financial information:
Capital spending	$41.9	$40.5